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                                                                    EXHIBIT 99.1


THQ WITHDRAWS $60 MILLION PRIVATE
OFFERING OF CONVERTIBLE SUBORDINATED NOTES


CALABASAS, Calif.--(BUSINESS WIRE)--Aug. 12, 1998--THQ Inc. (Nasdaq NMS:THQ1) Wednesday announced that due to market conditions, it has decided to withdraw from the market its $60 million private offering of convertible subordinated notes that the company announced on July 27.

Brian J. Farrell, president of THQ, said: "Our anticipated application of the funds was for incremental investment. We have over $20 million in cash plus our revolving line of credit, which is more than adequate to support our anticipated working capital needs.

"We continue to be highly confident regarding the company's business prospects for the remainder of the year and into 1999. We believe there are, and will continue to be, a number of excellent investment opportunities for the company. Depending on future market conditions, the company may renew this effort at a later date."

THQ develops, publishes and distributes interactive entertainment software worldwide for a variety of hardware platforms, including PC CD-ROM and those manufactured by Nintendo and Sony. The THQ Web site is located at www.thq.com.